Vanguard Montgomery Funds
                                  P.O. Box 2600
                             Valley Forge, PA 19482
                                 (610) 669-1000

                                November 30, 2007

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Attention:  Ruth Sanders, Senior Counsel


         Re:      Vanguard Montgomery Funds (the "Trust")
                  Registration No. 333-145624
                  File No. 811-22114

Dear Ms. Sanders:

     Pursuant to Rule 477(a) under the Securities Act of 1933, the Trust requests the withdrawal of Form N-14/A, filed on September 20, 2007 (the "Amendment"). The Amendment's EDGAR accession number is 0000932471-07-001463. The Trust requests the withdrawal of the Amendment which was filed under the incorrect 1933 Act No. 333-145624, and should have been filed under No. 333-145626.

     Please direct any communications concerning this filing to Heidi Stam, Secretary of The Vanguard Group, Inc. at (610) 503-4016.


Sincerely,

VANGUARD MONTGOMERY FUNDS



Heidi Stam
Secretary